Exhibit 99.1

Earthstone Energy Reports

2nd Quarter Results

DENVER, COLORADO, November 8, 2011 / -- EARTHSTONE ENERGY, INC. (NASDAQ: ESTE) reported net income of $728,000, or $0.43 per diluted share, on revenue of $2,545,000 for the second quarter of fiscal 2012, ended September 30, 2011 (2011).  This compares to net income of $724,000, or $0.43 per diluted share (on a split adjusted basis), on revenue of $1,997,000 for the second quarter of fiscal 2011, ended September 30, 2010 (2010).  For the first half of fiscal year 2012, the Company reported net income of $1,393,000, or $0.81 per share, on revenue of $5,070,000, compared to net income of $1,102,000, or $0.65 per share (split adjusted), on revenue of $3,761,000 for the six months ended September 30, 2010.  Total revenue and net income increased $1,309,000 (35%) and $291,000 (26%), respectively, from the comparable prior year period.  These increases were due primarily to higher oil and gas prices in 2011 relative to 2010.  Other factors which contributed to our quarterly results are disclosed in the Company’s most recent Form 10-Q.

“We reached the mid-point of the fiscal year with a gain in revenues and net income,” commented Ray Singleton, President of Earthstone.  “In addition to these increases, we were especially pleased to generate robust growth in year-to-date EBITDA; increasing $572,000, or 37%, over the six months ended September 30, 2010.  Unfortunately, severe flooding in Montana and North Dakota in the spring and summer resulted in production levels lower than we had hoped; coupled with added expenses.  Year-to-date, our capital deployment increased 60% over the same period last year.  Since last quarter, our exploration activity has further increased (we have included an update on these efforts below) and, by year end, we expect to double last year’s capital expenditures.  The Company continues to pursue its strategy of drilling non-operated, horizontal Bakken wells along with the acquisition of producing properties in the Montana and North Dakota portions of the Williston Basin.  In addition, we are evaluating two non-Bakken opportunities which could positively impact the Company’s reserves and production.  The next few months should be exciting.  With a number of efforts both underway and in the planning process, we eagerly anticipate increasing the Company’s profitability and cash flow the remainder of this year.”

Operations Update
Banks Field, McKenzie County
There continues to be excellent potential for reserve growth in the Banks area, where we placed seven new wells on production this year; Enderud 9-4 1H, Enderud 9-4 2H, Gunderson 15-22 1-H, and the Banks State 16-21 1H, operated by Brigham, the Wold 34-27H, operated by Zenergy, and the Berquist 33-28H and A. Johnson 12-1H, both operated by Zenergy.  Earthstone has a 5.52%, 5.52%, 3.94%, 3.39%, 2.0%, 0.18%, and 0.08%, working interest in the seven wells, respectively.  Our strategy is to participate in horizontal Bakken wells where we have pre-existing leasehold rights with strategic partners that possess industry experience.

In addition, the Samson 29-32 #1H, Broderson 30-31 1H, Topaz 20-17 #1H, and Garman 19-18 1H, operated by Brigham, have been drilled and are waiting on completion.  Earthstone has a 5.36%, 4.94%, 3.06%, and 2.61% working interest in the four wells, respectively.  All four wells are expected to be on production before the end of the calendar year.

Finally, Earthstone has committed to participate in the drilling of an additional well – Wold 15-33H; operated by SM Energy, in which we hold a 2.29% working interest.  Drilling is expected to commence before the end of the calendar year.

Indian Hill Field, McKenzie County
In the Indian Hill Field, Earthstone has participated in the drilling of the Montpelier 1-14H.  The well, operated by Continental Resources is on production though is currently on confidential status.  We have a 4.38% working interest in the well.

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin, southern Texas and the Gulf Coast area.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.* * *

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011 and September 30, 2011, respectively.  The Company disclaims any obligation to update forward-looking statements.

FINANCIAL & OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$2,549,000	$1,997,000	$5,070,000	$3,761,000
Net income	$728,000	$724,000	$1,393,000	$1,102,000
Basic and diluted per share income	$0.43	$0.43	$0.81	$0.65

Sales volume
Oil (per Bbl)	25,056	25,551	47,618	48,773
Gas (per Mcf)	46,259	44,338	77,662	68,302

Production expense	$1,026,000	$764,000	$1,959,000	$1,391,000

Average sales price
Oil (per Bbl)	$87.20	$64.26	$91.81	$66.00
Gas (per Mcf)	$6.92	$7.40	$7.89	$7.53

Average per Barrel of oil equivalent
Production expense	$31.31	$23.19	$32.35	$23.12
Gross profit	$45.14	$36.61	$49.97	$38.93